Exhibit 10.2






February 16, 2001



Dr. Beny Primm
A.R.T.C.
22 Chapel St.
Brooklyn, NY 11201

Dear Beny,

We are very pleased that you have agreed to provide consulting services (the "Services") to Netsmart Technologies Inc. and its subsidiary Creative Socio-Medics Corp (the "Companies") in the areas of behavioral health and smart card technology. We are outlining in this letter agreement (the Letter Agreement) our understanding regarding these Services:

    1. We will request you to provide the Services from time to time based on our needs and your schedule.

    2. We will pay you a fee (the "Fee") at the rate of $1,000 for each day of Services. The Fee for Services of less than a full day will be prorated. We ask that you submit invoices for the Fees.

    3. In addition to the Fee, we will pay you an override (the "Override") of 5% on our net sales to new drug treatment programs to which you have introduced or assisted us in the course of performing the Services, as well as on us in the course of performing the Services, as well as on net sales to our current clients drug treatment clients to whom you are instrumental in helping us sell our smart card technology. The Override will be paid on a quarterly basis on net sales made during the prior quarter.

    4. In addition to the Fee and Override, Netsmart Technologies, Inc. will grant you a non-qualified option to purchase 10,000 Shares of its common stock.

    5. The arrangement outlined in this Letter Agreement will be for a period on one year, and may be mutually extended by the parties.


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    6.   You recognize that while you perform the Services you will acquire information regarding the Companies and CSM's plans and clients and other information which is not publicly known and which CSM its clients regard as proprietary to them ("Proprietary Information"). You agree that it will not during or your engagement with Companies, the Proprietary Information, and will return any Proprietary Information in your possession to the Companies when this arrangement ends.

    7. The Companies and you are acting as independent contractors under this arrangement. You will therefore be responsible to make any income tax, social security and other employment related payments as required by any governmental agencies. You will not be considered to be an employee of the Companies, nor have authority to enter into agreements or to bind the Companies in any way.

    8. This letter agreement contains the entire agreement between the Companies and you with respect to the Services and your compensation for providing the Services, and it will be governed by and construed in accordance with the provisions concerning choice of law, and may be modified only by a document signed by you and the Companies.

We look forward to our relationship, and its benefits to all of us. If you agree with the terms of this Letter Agreement, we would appreciate your signing a copy and returning it to us.


Sincerely,
Netsmart Technologies, Inc.


By  /s/ Edward Bright
    -----------------
    Edward Bright
    Chairman

Agreed:


/s/ Dr. Beny Primm
------------------
Dr. Beny Primm


cc: T.Grisanti
    J. Phillips